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The following is a transcript of an investor call held by Nippon Steel Corporation, a recording of which was first posted on Nippon Steel Corporation’s website on January 9, 2024.

Nippon Steel Corporation

IR Briefing on Acquisition of United States Steel Corporation

(21:00～22:00 JST, December 20, 2023)

Transcript

Presented by:

Takahiro Mori, Representative Director and Executive Vice President

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Elio Tayeh, Managing Director, Global Head of Metals, Citigroup

Good morning, good afternoon, and good evening. Thank you for participating in today’s event. This conference’s objective is to explain the U. S. Steel acquisition by Nippon Steel. And it is to the benefit of Nippon Steel shareholders and investors. My name is Elio Tayeh, Global Head of Metals of Citigroup, and I am today’s moderator.

Presentation by Mr. Mori

Let me first make a brief presentation, starting from an overview of the transaction and then comments on the strengths of U. S. Steel.

Slide 3: Overview of the acquisition

Both Nippon Steel and U. S. Steel have a long history of providing excellent products and services to customers. And we have decided to join hands to move forward together with this transaction. Nippon Steel’s mission, to be the “Best Steelmaker with World-Leading Capabilities,” is consistent with U. S. Steel’s mission of “Delivering Best for All®.”

Slide 4: Contributions for stakeholders

We believe this acquisition will be beneficial for all stakeholders. U. S. Steel’s shareholders will benefit from the premium in merger considerations and Nippon Steel’s shareholders will benefit from the substantial profit contribution from consolidation of U. S. Steel. Customers will benefit from higher value proposition and enhanced quality to meet their growth needs. Employees will benefit from growth potential that will be unlocked. Additionally, we will honor all labor agreements of U. S. Steel. For the communities in which we operate, we intend to uphold the strong, positive relations already in place.

Slide 5: Transaction structure

The transaction will consist of establishing a shell company that will merge with U. S. Steel. This arrangement has been adopted to minimize the time where the merging entities are exposed to the equity market. This is a common scheme adopted in U.S. M&A transactions.

Slide 6: Impact on Nippon Steel’s financial statements

In terms of cash flow, we intend to make U. S. Steel a wholly-owned subsidiary in the second or third quarter of the next year. This means we will complete the payment of the merger consideration at that time. U. S. Steel’s total assets are approximately US$20 billion and total interest-bearing debt will be approximately $18 billion, which will be posted in Nippon Steel’s balance sheet. As a result, Nippon Steel’s D/E ratio is expected to deteriorate to 0.9 from the current 0.5. However, this is a profit-generating investment and we expect the D/E ratio to gradually decline to 0.5 over a not-too-long time frame. Concerning the impact to the P/L position, if the deal is closed by mid-August 2024, U. S. Steel will be consolidated to Nippon Steel’s P/L from the third quarter. U. S. Steel’s pre-tax net profit for Jan-Sep. 2023 was \170 billion and its post-tax net profit was \140 billion for Jan-Sep. 2023, or over \200 billion on an annualized basis. This implies a significant profit contribution to Nippon Steel.

Slide 8: Total combined steel production capacity

This acquisition will have a very significant impact on our global strategy. Nippon Steel’s vision is to achieve 100 million tons of steel production and \1 trillion business profit. Our current global steel production is 66 Mt/Y, which will increase to 86 Mt/Y by adding U. S. Steel’s 20 Mt/Y. Further, capacity expansion is planned and expected from our operation in India. This means our vision will be within reach.

Slide 9: Nippon Steel’s global business strategy

The U. S. Steel acquisition will be an exact fit to our global strategy. The key points of our global strategy are 1) to expand in markets with high visibility in steel demand growth, 2) to expand in markets where Nippon Steel’s technologies and products are highly appreciated; 3) to expand integrated steel mills to capture added value from upstream, and 4) to acquire brownfield capacity, that will not add surplus capacity to the market, through M&A. All these points are to be realized by the U. S. Steel acquisition. Realizing this deal will bring our global strategy near to completion. Together with the expansion in India and the footprint in our home market of the ASEAN region, the U. S. Steel acquisition will add the U.S.—the largest market in developed countries—to our portfolio.

Slide 10: Attractiveness of the U.S. steel market

In global perspective, America’s steel demand is the third largest after China and India and has potential for growth especially for high-grade steel products. The U.S. is the largest market in developed countries. In addition, steel demand in the U.S. is likely to grow further because of population growth, availability of cheap energy resources, and the revival of U.S.-based manufacturing due to global division leading to formation of new economy blocs. On the other hand, supply-side consolidations have limited the number of players. The U.S. steel market is one of the most attractive markets in the world as it does not depend on exports but primarily satisfies domestic demand.

Slide 11: Technologies of Nippon Steel and U. S. Steel

The areas of synergies and product line-ups. Production technologies and decarbonization technologies where there is a scope for mutual complementation. Areas where post-deal technologies have promise to advance can be transferred so as to expand our U.S. market presence, which should not only benefit the U.S. economy but also benefit Japan. We intend to provide more details on synergy at post-closure.

Slide 12: Shared commitment to decarbonize

Both companies share common goals of achieving carbon neutrality by 2050 although the methods and pathways of the companies differ. Nippon Steel is pursuing technological advantage paths that are comprised of three breakthrough innovations while U. S. Steel is primarily pursuing CCS to achieve carbon neutrality. There is room to leverage the best practices of both pathways to achieve the common goal that can lead to synergy in carbon neutral initiatives.

Slide 14: Overview of U. S. Steel

U. S. Steel’s manufacturing locations in the U.S. consist of four main operations: flat-rolled sheets, electric arc furnace mini mills, steel pipe production, and mining. U. S. Steel also has a production site in Slovakia. The main product categories are steel sheets, and pipes & tubes. Its raw steel production capacity is 17 Mst/Y or 16 Mt/Y in the U.S. plus over 4 Mt/Y in Europe. The total capacity is over 20 Mt/Y. U. S. Steel has sufficient iron ore supply from its in-house mines, Minntac and Keetac. They produce price-competitive ore.

Slide 15: Strengths of U. S. Steel

U. S. Steel is a powerful brand underpinned by its rich history and long-standing trust of customers. Also, given the importance of the brand to its employees, we will continue using the brand name of U. S. Steel. In addition, the company’s well-balanced production base comprised of mines, blast furnaces, and electric arc furnaces, making for a powerful and effective structure, is something Nippon Steel has not yet achieved. U. S. Steel’s mines are also competitive on a stand-alone basis. Other strengths also include a highly-talented workforce and management, that has resulted in high employee retention and a strong intellectual property portfolio. U. S. Steel’s balance sheet has improved significantly thanks to the numerous reforms carried out by the current CEO, including the decision to acquire U.S. mini mills. Through our due diligence process, we were positively surprised at how much care U. S. Steel devotes to maintaining its facilities and found the production sites were extremely clean. I believe this is a testament to the CEO’s deep roots in the manufacturing industry including his 32-year career at Caterpillar.

Slide 16: U. S. Steel’s strategic investments

U. S. Steel is moving forward with its strategic investments such as Keetac Mine to build a DR-grade pellets facility. The investment in a pig iron caster facility at Gary Works should help improve EAF’s cost competitiveness by using the ore from the mines to make pig iron. Given use of high-quality scrap metal, prices are likely to increase in the scramble to secure scrap metals in the future. Big River investments for non-grain oriented electrical steel sheets and galvanized line are for both cutting-edge facilities, which should lead to strong price competitiveness. The capacity will nearly double with Big River 2, production of which is expected to come on stream in 2024. From an investor’s perspective, U. S. Steel’s attractiveness is that these strategic investments are almost finished so that they are likely to start to generate cash from 2024.

Slide 17: U. S. Steel’s state-of-the-art mini mills

Both Big River Steel and Big River 2 are state-of-the-art mini mills even when compared to other North American facilities. What was particularly impressive was that these investments were carried out within budget and on schedule. This speaks to the strong discipline of U. S. Steel.

Slide 18: U. S. Steel’s flat-rolled business profitability

Given 100% self-sufficiency in iron ore supply, U. S. Steel’s profitability from flat-rolled products made from its blast furnaces is significant and highly competitive. Flat products such as automotive steel made and supplied to the OEMs including Toyota and GM testify to the quality of U. S. Steel’s products.

This ends my presentation. The point I want to highlight about U. S. Steel is that while you may be concerned about this deal from the perspective of the interests of U. S. Steel’s investors and shareholders, I am confident that coming together, we will enable both companies to reach greater heights. With that, I’d like to end my presentation. Thank you for your attention.

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Additional Information and Where to Find It

This document relates to the proposed transaction between the United States Steel Corporation (“U. S. Steel”) and NSC.  In connection with the proposed transaction, U. S. Steel will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including U. S. Steel’s proxy statement on Schedule 14A (the “Proxy Statement”).  The information in the preliminary Proxy Statement will not be complete and may be changed. The definitive Proxy Statement will be delivered to stockholders of U. S. Steel. U. S. Steel may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction.  The proposed transaction will be submitted to U. S. Steel’s stockholders for their consideration.  BEFORE MAKING ANY VOTING DECISION, U. S. STEEL’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT U. S. STEEL, NSC AND THE PROPOSED TRANSACTION.

U. S. Steel’s stockholders will be able to obtain free copies of the preliminary Proxy Statement and the definitive Proxy Statement (in each case, if and when available), as well as other documents containing important information about U. S. Steel, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov).  Copies of the Proxy Statement and the other documents filed with the SEC by U. S. Steel can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from U. S. Steel’s website www.ussteel.com.

Participants in the Solicitation

NSC, U. S. Steel and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from U. S. Steel’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of U. S. Steel who may, under the rules of the SEC, be deemed participants in the solicitation of U. S. Steel’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC.  Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and will be included in the Proxy Statement when filed. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This document contains information regarding U. S. Steel and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties.  We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only U. S. Steel’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of U. S. Steel’s or NSC’s control. It is possible that U. S. Steel’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of U. S. Steel or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from U. S. Steel's or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that U. S. Steel’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact U. S. Steel’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of U. S. Steel’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of U. S. Steel or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of U. S. Steel.  U. S. Steel directs readers to its Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and the other documents it files with the SEC for other risks associated with U. S. Steel’s future performance.  These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements.  Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this document is as of the date above.  Neither U. S. Steel nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in U. S. Steel’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.